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                                                                    EXHIBIT 10.1

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 22 day of April 1999 by and among VIDEOLAND, INC. an Oregon corporation (the "Seller"), VIDEO CITY, INC., a Delaware corporation (the "Parent") and BLOCKBUSTER INC., a Delaware corporation (the "Purchaser").

                                R E C I T A L S:

     (a) The Seller operates 50 videocassette rental and sales stores (the "Stores") located in the States of Washington and Oregon (the "Territory"), which are described on Schedule I attached hereto.
                       ----------

     (b) The Seller and the Parent desire to sell to the Purchaser and the Purchaser desires to purchase from the Seller, upon the terms and subject to the conditions set forth herein, substantially all of the assets, properties and business of the Seller relating to the Stores, and by doing so to acquire the videocassette rental and sale business conducted in the Stores, together with other ancillary businesses, presently conducted by the Seller in the Stores.

                              A G R E E M E N T S:

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and subject to the conditions herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1
                          Purchase and Sale of Assets

          1.1 Purchased Assets. At the Closing (as defined in Section 3.1), the Seller shall sell, convey, transfer, assign and deliver to the Purchaser and the Purchaser shall purchase from the Seller, free and clear of all liens, mortgages, pledges, security interests, claims, assessments, restrictions, encumbrances and charges of every kind (collectively, "Liens"), on the terms and subject to the conditions set forth in this Agreement, all of the assets and properties of every kind and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, owned, leased or licensed by the Seller which relate to the ownership, business or operation of the Stores or otherwise used or useable by Seller in the ownership, business or operation of the Stores, wherever located (except those assets of the Seller which are specifically excluded from this sale by Section 1.2) as shall exist on the Closing Date (as defined in Section 3.1), whether or not appearing on the Last Balance Sheet (as hereinafter defined) (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

          1.1.1 all machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures located at the Stores or used in the business or operation of the Stores (the "Purchased Fixed Assets");

          1.1.2 all inventories of the Seller, including videocassettes (which for all purposes under this Agreement shall include game cartridges), compact discs, video compact discs, laser discs, beverages, confections or other food or magazines held for rental or sale and any other assets of the


                                      -1-
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Seller relating to the ownership, business or operation of the Stores (the
"Purchased Inventory");

          1.1.3 all receivables of the Seller, including all trade accounts receivable arising from sales or rental of inventory in the ordinary course of business, notes receivable and insurance proceeds receivable relating to the ownership, business or operation of the Stores (the "Purchased Receivables");

          1.1.4 all of the interest of and the rights and benefits accruing to the Seller as lessee under (i) the leases of real property and all improvements thereto and buildings thereon, described on Schedule 4.6.2 (the "Purchased
                                            --------------
Leasehold Premises"); and (ii) all leases or rental agreements covering machinery, equipment, tools, supplies, furniture and fixtures and other fixed assets relating to the ownership, business or operation of the Stores, including those described on Schedule 1.1.4 (the leasehold rights described in clauses (i)
                   --------------
and (ii) are collectively referred to as the "Purchased Leasehold Rights");

          1.1.5 all of the rights and benefits accruing to the Seller under all sales orders, sales contracts, supply contracts, service agreements, purchase orders and purchase commitments made by the Seller in the ordinary course of business, all other agreements to which the Seller is a party or by which it is bound and all other choses in action, causes of action and other rights of every kind of the Seller, in each case, which relate to the ownership, business or operation of the Stores;

          1.1.6 all operating data and records of the Seller relating to the ownership, business or operation of the Stores, including customer lists and records, financial, accounting and credit records, correspondence, budgets and other similar documents and records (the "Purchased Records");

          1.1.7 all of the proprietary rights (if any) of the Seller relating to the ownership, business or operation of the Stores which are not included as part of the Excluded Assets (as defined in Section 1.2), including all trademarks, trade names, patents, patent applications, licenses thereof, trade secrets, technology, know-how, formulae, designs and drawings, computer programs, computer software, slogans, copyrights, processes, operating rights, other licenses and permits, and other similar intangible property and rights, in each case, relating to the ownership, business or operation of the Stores (the "Purchased Proprietary Rights");

          1.1.8 all cash in the drawers at the Stores, which shall not be less than $1,000 per Store;

          1.1.9 all prepaid and deferred items of the Seller, including prepaid rent, utilities, common area maintenance ("CAM") charges, taxes and unbilled charges and security and other deposits relating to the ownership, business or operation of the Stores (provided, however, that certain of these assets will be prorated in accordance with Section 2.8);

          1.1.10 all insurance proceeds paid or payable to the Seller and all claims made by the Seller relating to property or equipment used in the ownership, business or operation of the Stores which has been repaired, replaced or restored by or for the benefit of the Seller prior to the Closing Date;

          1.1.11 all of the Seller's right, title and interest in and to all of the intangibles of the Seller that relate solely to the ownership, business or operation of the Stores which are not included as part of the Excluded Assets; and

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          1.1.12 subject to Section 2.9, all inventory ordered prior to Closing for which the "street date" is on or after the Closing.

          1.2    Excluded Assets. Notwithstanding anything to the contrary in
Section 1.1, the Purchased Assets shall exclude the following assets ("Excluded Assets") of the Seller:

          1.2.1 the Purchase Price (as defined in Section 2.1.1) and the Seller's other rights under this Agreement;

          1.2.2 any shares of capital stock of the Seller which are owned and held by the Seller as treasury shares;

          1.2.3 the corporate minute books, stock records, any other books and records of the Seller relating solely to internal corporate matters, and any other books and records not related to the Stores or the ownership, business or operation of the Stores;

          1.2.4 except as provided in Section 1.1.9 and in each case determined as of 11:59 p.m. on the day prior to the Closing Date, all of the Seller's cash in any of the Seller's bank or savings accounts; letters of credit or other similar items of the Seller; any stocks, bonds, certificates of deposit and similar investments of the Seller; and any other cash equivalents of the Seller determined as of the Closing Date;

          1.2.5 the personal effects and other personal property including the equipment, furniture and signage (which includes solely the face of the signage that contains the Seller's name or other proprietary rights not included as part of the Purchased Assets and excludes any poles, support or other structure to which the face of the signage is affixed or attached) identified on
Schedule 1.2.5;
--------------

          1.2.6 all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former Store Employees (as defined in Section 4.20.1) or any other trades or businesses under common control with the Seller within the meaning of
Section 4001(b)(1) of ERISA maintained by any such entity or as to which any such entity has any liability or obligation (collectively, the "Employee Benefit Plans");

          1.2.7 all of Seller's inventory that is leased from or subject to any buy-back or contingency program of a third-party;

          1.2.8 subject to Section 10.6, all of Seller's right, title and interest in and to "Video City, Inc." and "Videoland, Inc.";

         1.2.9 all of the assets and properties relating to the Excluded Stores. For purposes of this Agreement, the term "Excluded Stores" shall mean (prior to the Closing Date) the five videocassette rental and retail stores of the Seller described in Schedule 1.2.9, provided, however, that the Seller has
                        --------------
informed the Purchaser that within 60 days following the Closing Date, the Seller will cease operations and close three of the Excluded Stores, and therefore, for all purposes of this Agreement and the transactions contemplated hereby, for the 60-day period following the Closing Date, the term "Excluded Stores" shall mean the five videocassette rental and retail stores described on
Schedule 1.2.9, and thereafter, Excluded Stores shall mean only those two
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videocassette rental and

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retail stores which are indicated on Schedule 1.2.9 as remaining stores
                                     --------------
following the Closing Date; and

         1.2.10 all of Seller's assets that are not related to the ownership, business or operation of the Stores, or that are not otherwise used or usable by the Seller in the ownership, business or operation of the Stores.

         1.3 Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of the Purchaser thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of the Seller thereunder so that the Purchaser would not in fact receive all such rights, the Seller will cooperate with the Purchaser in any reasonable arrangement, including actions taken by the Purchaser under the powers vested in it pursuant to Section 10.2, designed to provide for the Purchaser the benefits under such claims, contracts, licenses, franchises, leases, commitments, sales orders, sales contracts, supply contracts, service agreements, purchase orders or purchase commitments, including enforcement for the benefit of the Purchaser of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.


                                   ARTICLE 2
                   Purchase Price; Assumption of Liabilities

          2.1 Purchase Price. As consideration for the Purchased Assets, at the Closing the Purchaser shall, subject to and upon the terms and conditions set forth in this Agreement, deliver, in the manner provided in Section 3.2.2, an amount in cash equal to the Purchase Price, subject to any Purchase Price adjustments made in accordance with Section 2.1.2.

          2.1.1 Purchase Price. As used herein, the term "Purchase Price" shall mean the sum of SIXTEEN MILLION, TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($16,200,000.00).

          2.1.2  Purchase Price Adjustments.

          (a) Videocassette Inventory. If the actual number of videocassettes held for rental and for sale (but excluding the "new" retail videocassette inventory) and included as part of the Purchased Inventory (the "Actual Number of Tapes") is less than the Minimum Number of Tapes (as defined in Section 4.7.3), then the Purchase Price shall be decreased as follows:

                 (i) The Purchase Price shall be decreased by an amount equal to the result obtained by multiplying (A) the difference between the Minimum Number of Tapes and the Actual Number of Tapes by (B) $25.00 (which dollar amount is the agreed upon value of a videocassette for the sole purpose of this Purchase Price adjustment).

                 (ii) The determination of the Actual Number of Tapes shall be made by the Purchaser promptly following the Closing Date (the " Tape Inventory Calculation"), and a copy of the Tape Inventory Calculation shall be delivered to the Seller promptly following its completion. The Seller may, at its option, participate in or appoint a representative to participate in the Purchaser's determination of the Actual Number of Tapes.

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                 (iii)   Any decrease in the Purchase Price pursuant to this
          Section 2.1.2(a) shall be accomplished by the release from the Held Back Amount (as defined in Section 3.2.2) of an amount in cash equal to the result obtained by multiplying the difference between the Minimum Number of Tapes and the Actual Number of Tapes by $25.00.

          (b)    Retail Inventory. If the actual number of new retail
                 ----------------
      videocassettes held for sale and included as part of the Purchased Inventory (the "Actual Retail Inventory") is less than the Minimum Retail Inventory (as defined in Section 4.7.3), then the Purchase Price shall be decreased as follows:

                 (i) The Purchase Price shall be decreased by an amount equal to the result obtained by multiplying (A) the difference between the Minimum Retail Inventory and the Actual Retail Inventory by (B) $20.00 (which dollar amount is the agreed upon value of a videocassette for the sole purpose of this Purchase Price adjustment).

                 (ii) The determination of the Actual Retail Inventory shall be made by the Purchaser promptly following the Closing Date (the "Retail Inventory Calculation"), and a copy of the Retail Inventory Calculation shall be delivered to the Seller promptly following its completion. The Seller may, at its option, participate in or appoint a representative to participate in the Purchaser's determination of the Actual Retail Inventory.

                 (iii)   Any decrease in the Purchase Price pursuant to this
          Section 2.1.2(b) shall be accomplished by the release from the Held Back Amount of an amount in cash equal to the result obtained by multiplying the difference between the Minimum Retail Inventory and the Actual Retail Inventory by $20.00.

          2.1.3  No Prejudice. Any adjustment to the Purchase Price under
     Section 2.1.2 shall be without prejudice to any rights or remedies which the Purchaser may have under any other provision of this Agreement.

          2.2 Assumed Liabilities. As of the Closing Date, the Purchaser shall assume and agree to pay, discharge and perform when lawfully due only those obligations of the Seller under the leases, contracts and agreements (the "Assumed Contracts") set forth on Schedule 2.2 relating to the period beginning
                                  ------------
on, or arising out of events occurring on or after, the Closing Date and any obligations to be assumed by the Purchaser in accordance with Section 2.9 (the "Assumed Liabilities"). Schedule 2.2 identifies, as to each Assumed Contract
                        ------------
listed thereon, (i) whether the consent of the other party thereto is required,
(ii) whether notice must be provided to any party thereto (and the length of such notice) and (iii) whether any payments are required (and the amount of those payments), in each case, in order for that Assumed Contract to continue in full force and effect upon the consummation of the transactions contemplated by this Agreement, and (iv) whether the Assumed Contract can be canceled by the other party without liability to the other party as a result of the consummation of the transactions contemplated hereby.

          2.3 Excluded Liabilities. Notwithstanding anything to the contrary in Section 2.2 or in any other provision of this Agreement or any schedule or exhibit hereto, the Purchaser shall not assume any liabilities, obligations, or commitments (the "Excluded Liabilities") of Seller or any of its Affiliates (as defined in Section 10.4.2), or which in any manner relates to or arises out of the operation or the business of the Stores or the ownership of the Purchased Assets during any period prior to the Closing Date other than those obligations and commitments constituting the Assumed Liabilities. Other than the Assumed Liabilities, the Purchaser shall not assume, directly or indirectly, any liabilities, obligations or commitments


                                      -5-
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of the Seller, the Parent or any of their respective Affiliates and shall not be liable therefor. Without limiting the foregoing, the Excluded Liabilities shall include the following liabilities, contracts, commitments and other obligations of the Seller:

          2.3.1 any liability or obligation of the Seller or any other person or entity (each a "Person") of any kind, absolute or contingent, known or unknown, not expressly agreed to be assumed pursuant to the provisions of
     Section 2.2;

          2.3.2 any liability or obligation that arises out of the transactions contemplated by this Agreement or results from any breach or default by the Seller or the Parent under this Agreement or any agreement, certificate or other document or instrument that may be executed or delivered in connection with this Agreement or the transactions contemplated hereby, or any liability or obligation where the existence, imposition, nature or extent of such liability or obligation gives rise to or constitutes a breach or default by the Seller or the Parent under this Agreement or any other agreement, certificate or other document or instrument that may be executed or delivered in connection with this Agreement or the transactions contemplated hereby;

          2.3.3 any liability or obligation relating to income, franchise, sales, use, payroll, unemployment or withholding taxes of the Seller, including any interest or penalties related thereto;

          2.3.4 any liability or obligation relating to indebtedness for borrowed money of the Seller;

          2.3.5 any liability or obligation relating to those assets of the Seller which are specifically excluded from this sale by Section 1.2, including, without limitation, any liabilities or obligations under any Employee Benefit Plans;

          2.3.6 any liability or obligation relating to any default under any of the Assumed Contracts set forth on Schedule 2.2 by the Seller or by any
                                           ------------
     party thereto if the default arises out of or relates to events occurring prior to the Closing Date;

          2.3.7 any liability or obligation of the Seller relating to any Hazardous Substance (as defined in Section 4.18.1) (including any investigation, clean-up or other remedial action related thereto) that arises out of or results from any act, omission, occurrence or state of facts prior to the Closing;

          2.3.8 any liability or obligation of the Seller relating to any disease, illness or injury that arises out of or results from any act, omission, occurrence or state of facts prior to the Closing;

          2.3.9 any liability or obligation relating to employees of the Seller that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date, including any severance, sick, holiday or vacation pay obligation and any compensation required to be paid and benefits required to be provided under any employee benefit plan of the Seller;

          2.3.10 any liability or obligation relating to any products sold by the Seller prior to the Closing or any services performed by the Seller prior to the Closing;

          2.3.11 any liability or obligation relating to any violation of any law, statute, rule or regulation by the Seller or any stockholder, director, officer, employee or agent of the Seller that arises out of or results from the Closing or any act, omission, occurrence or state of facts prior to

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     the Closing; and

          2.3.12 any liability or obligation of the Seller to any of its stockholders.

          2.4 No Expansion of Third Party Rights. The (i) assumption by the Purchaser of the Assumed Liabilities, (ii) transfer by the Seller of the Assumed Liabilities and (iii) limitations in the description of Excluded Liabilities in
Section 2.3 shall in no way expand the rights or remedies of any third party against the Purchaser or the Seller as compared to the rights and remedies which such third party would have had against the Seller had the Purchaser not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by the Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights.

          2.5 Allocation of the Purchase Price. The Purchase Price shall be temporarily allocated among each item or class of the Purchased Assets as specifically set forth on or determined pursuant to Schedule 2.5, which
                                                    ------------
allocation is intended to comply with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder. Upon finalizing the allocation or in the event any adjustment is made to the Purchase Price pursuant to Section 2.1.2, the Purchaser shall amend the allocation and submit to the Seller a new allocation. The Seller and the Purchaser agree that this revised allocation will be used on the Form 8594 and any other notice or filing required pursuant to Section 1060 of the Code.

          2.6 Tax Treatment. The Purchaser and the Seller intend that the transactions contemplated by this Agreement be treated as taxable transactions under the Code pursuant to Section 1001.

          2.7 Sales Tax. The Seller agrees that it promptly shall pay all sales or similar taxes required to be paid by reason of the sale by the Seller to the Purchaser of the Purchased Assets pursuant to this Agreement, based upon the allocation provided for in Section 2.5, and the Seller agrees to provide the Purchaser, within 30 days following the Closing Date, with evidence of the payment of such taxes.

          2.8 Proration of Certain Items. Real and/or personal property taxes relating to the Purchased Assets, rent and CAM charges due under the Leases (as defined in Section 4.6.2) included in the Purchased Assets, utilities relating solely to the Stores and other accrued but unpaid (as of the Closing Date) expenses which are customarily prorated shall be prorated as of the Closing Date such that the Seller is responsible for such expenses accruing prior to the Closing and the Purchaser is responsible for such expenses accruing from and after the Closing. Any proration shall be made within 30 days after the Closing Date based upon actual bills (or, if not available, based upon good faith estimates) for such prorated expenses.

          2.9 Inventory Orders. From the date of this Agreement through the Closing Date, the Seller shall not make any buy orders of inventory for the Stores that either will be received after the Closing Date or will be received before the Closing Date but have a "street date" after the Closing Date, without the prior written consent of the Purchaser. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be liable for and will not assume any liabilities or obligations of the Seller relating to any inventory ordered and received by the Seller prior to the Closing Date. Subject to the Purchaser's prior written approval of any buy order made by the Seller, the Purchaser shall assume all liabilities and obligations relating to all inventory ordered by the Seller and either received after the Closing Date or received before the Closing Date but having a "street date" after the Closing Date.


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                                   ARTICLE 3
                                    Closing

          3.1 Time and Place of the Closing. The closing of the sale of the Purchased Assets shall take place via facsimile and mail as of the first Monday that is at least five business days following the later of (a) expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (b) receipt of all other consents, authorizations, approvals, licenses or permits of any governmental authority ("Governmental Consents") deemed necessary by the Purchaser and the Seller to proceed with the Closing, or (c) receipt of all consents, approvals, amendments and estoppels from third parties (including, without limitation, landlords) (collectively, "Third-Party Consents") deemed necessary by the Purchaser with respect to the Closing, or such other date, time and place as the parties may agree. In this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date." The Closing shall be effective as of 12:01 a.m., Central Time, on the Closing Date.

          3.2 Procedure at the Closing. At the Closing, the parties shall take the following actions and all such actions shall be deemed to have occurred simultaneously:

          3.2.1  The Seller's Deliveries.

          (a) The Seller shall deliver to the Purchaser such deeds, bills of sale, endorsements, assignments (including separate lease assignments), releases and other instruments, in such form as in each case is satisfactory to the Purchaser, as shall be sufficient to vest in the Purchaser, good and marketable title to the Purchased Assets, free and clear of any Liens.

          (b) The Seller shall deliver to the Purchaser a certificate of good standing of the Seller issued by the appropriate officer of the state in which the Seller is incorporated and each state in which the Stores are located, in each case dated not earlier than ten days prior to the Closing Date.

          (c) The Seller shall deliver to the Purchaser, in connection with the assignment of the Leases and where otherwise necessary or appropriate, consents and estoppel certificates, in form and substance satisfactory to the Purchaser.

          (d) The Seller shall deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the consent or approval of each Person that is a party to each Assumed Contract identified in Schedule 2.2, whose
                                                            ------------
     consent or approval shall be required in order to permit the consummation of the transactions contemplated by this Agreement;

          (e) The Seller shall deliver to the Purchaser copies of (i) resolutions adopted by the board of directors and shareholders of the Seller authorizing the transactions contemplated by this Agreement and (ii) the charter and bylaws of the Seller, as in effect on the Closing Date, certified in each case by the secretary or assistant secretary of the Seller.

          (f) The Seller shall deliver to the Purchaser an opinion dated the Closing Date from counsel for the Seller, in substantially the form attached hereto as Exhibit A.
                        ---------

          (g) The Seller shall execute and deliver a receipt acknowledging receipt of the Purchase Price.

          (h) The Seller shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit B.
               ---------

          (i) The Seller shall deliver to the Purchaser a certificate dated as of the Closing Date executed by an officer of the Seller, in form and substance reasonably satisfactory to the Purchaser to the effect that the conditions set forth in Section 8.1 have been satisfied.

          3.2.2  The Purchaser's Deliveries.

          (a) The Purchaser shall deliver the Purchase Price in the following manner: (i) the Purchaser shall set aside and hold, in accordance with
     Section 12.2, an amount equal to 5% of the Purchase Price (such amount being referred to herein as the "Held Back Amount"), and (ii) the Purchaser shall deliver, by wire transfer to an account identified at least five business days prior to the Closing, to the Seller an amount in cash equal to the Purchase Price minus the Held Back Amount.

          (b) The Purchaser shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit B.
               ---------

          (c) The Purchaser shall deliver to the Seller a certificate of an officer of the Purchaser certifying that the Purchased Inventory to be purchased by the Purchaser hereunder is being acquired by the Purchaser for resale or rental in the ordinary course of the Purchaser's business.

          (d) The Purchaser shall deliver to the Seller a certificate dated as of the Closing Date executed by an executive officer of the Purchaser, in form and substance reasonably satisfactory to the Seller to the effect that the conditions set forth in Section 9.1 have been satisfied.


                                   ARTICLE 4
                  Representations and Warranties of the Seller

     To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Seller and the Parent, jointly and severally represent and warrant, which representations and warranties shall survive the Closing as provided in Section 12.1, the following:

          4.1 Organization, Power and Authority; Subsidiaries; Capitalization. The Seller is a corporation duly organized, validly existing and is in good standing under the laws of the State of Oregon and has all requisite corporate power and authority (i) to own or lease its properties and to carry on its business as it is now being conducted; (ii) to enter into this Agreement and each other agreement, document or instrument required to be executed by it in accordance with this Agreement and to sell, convey, transfer, assign and deliver the Purchased Assets to the Purchaser as provided herein; and (iii) to carry out the other transactions and agreements contemplated by this Agreement. The Seller is legally qualified to transact business as a foreign corporation and is in good standing in the State of Washington. The Parent owns 100% of the issued and outstanding shares of capital stock of the Seller. The Seller does not own, of record or beneficially, any capital stock or equity interest or investment in any corporation, partnership, joint venture, association or business entity.

          4.2 Due Authorization; Binding Obligation; No Conflicts; Consents. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Seller and the Parent. This Agreement has been duly executed and delivered by the Seller and the Parent and is a valid and binding obligation of the Seller and the Parent, enforceable against each of them in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement by the Seller and the Parent does not, and the consummation of the transactions contemplated herein will not, (i) contravene any provision of the Seller's or the Parent's charter or bylaws; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Seller, the Parent or the Purchased Assets; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against the Seller, the Parent or the Purchased Assets; (iv) violate any legally protected right arising in the ownership, business or operation of the Stores of any Person or give to any Person a right or claim against the Purchaser or the Purchased Assets; (v) result in or require the creation or imposition of any Lien upon or with respect to the Purchased Assets; or (vi) require any Governmental Consent or Third-Party Consent (other than (A) as required under the HSR Act, (B) the consents of the landlords under the Leases, which will be obtained by the Seller prior to Closing and (C) the consent of BankBoston Retail Finance Inc., which will be obtained by the Seller and the Parent prior to the Closing).

          4.3 Financial Statements. The Seller previously has furnished to the Purchaser the following financial statements, including the notes pertaining thereto (the "Financial Statements"), of the Seller:

          (a)    balance sheets at December 31, 1996 and 1997;

          (b)    balance sheet at September 30, 1998 (the "Last Balance Sheet");

          (c) statements of income and cash flow for the years ended December 31, 1996 and 1997; and

          (d) statement of income for the nine-month period ended September 30, 1998.

The Financial Statements present fairly and are true, correct and complete statements of the financial position of the Seller at and as of the periods indicated therein, and they have been prepared in accordance with generally accepted accounting principles consistently applied; the Financial Statements have been certified by the Chief Financial Officer of the Seller to such affect, such certification being attested to by the Secretary of the Seller. The books and records of the Seller properly and accurately reflect all material transactions, properties, assets and liabilities of the Seller.

          4.4 Liabilities. The Seller has no liabilities or obligations, whether known or unknown, accrued, absolute, contingent or otherwise affecting or relating to the Stores or the Purchased Assets, except: (i) to the extent reflected in or taken into account in determining net worth in the Last Balance Sheet and not heretofore paid or discharged; (ii) to the extent specifically set forth in or incorporated by express reference to Schedule 4.4; and (iii) normal
                                                 ------------
liabilities incurred in the ordinary course of business since the date of the Last Balance Sheet.

          4.5    Tax Matters.

          4.5.1 The Seller has timely filed all sales and property tax returns and reports affecting the Stores or the Purchased Assets which are required to be filed by it, and all such tax returns and reports which have been filed are accurate and complete. There are no tax liens upon any property or assets of the Stores or the Purchased Assets. There are no outstanding agreements or waivers extending the statute of limitations applicable to any sales or property tax returns of the Seller affecting the Stores or the Purchased Assets for any period.

          4.5.2 All taxes and other assessments and levies which the Seller was required by law to withhold or to collect relating to the Stores or the Store Employees have been duly withheld and collected and have been paid over to the proper governmental authority or are being held by the Seller in separate bank accounts for such payment.

          4.5.3 There are no legal, administrative or tax proceedings pursuant to which the Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to the Purchaser as transferee of the business of the Stores or the Purchased Assets. None of the Purchased Assets directly or indirectly secures any debt the interest on which is exempt from tax under (S) 103(a) of the Code, and none of the Purchased Assets are "tax-exempt use property" within the meaning of (S) 168(h) of the Code.

          4.6    Real Estate.

          4.6.1  The Seller owns no real estate.

          4.6.2  Schedule 4.6.2 contains an accurate and complete description of
                 --------------
     the lease agreements with respect to the Purchased Leasehold Premises and all amendments, modifications and supplements thereto and assignments thereof (as amended, modified or supplemented, the "Leases") and sets forth: (i) the lessor and lessee thereof and the date and term of each Lease; (ii) the location, including the address, thereof; (iii) a brief description (including size and function) of the principal improvements and buildings thereon, all of which are within the property, set-back and building lines of the Purchased Leasehold Premises, (iv) the rent payable, security deposit (if any) and renewal terms for the Purchased Leasehold Premises and (v) the commencement and termination dates of each Lease. A true and complete copy of each Lease has been delivered to the Purchaser prior to the date hereof. Schedule 4.6.2 also sets forth a description (i)
                               --------------
     of the nature and amount of all Liens (including environmental Liens) on, and subleases of, the Seller's interest in the Purchased Leasehold Premises and (ii) of all non-disturbance agreements in favor of the tenants under the Leases. Each Lease constitutes a valid and binding obligation of the Seller and is in full force and effect. The Seller is not in default under or breach of any Lease and no event has occurred which with the passage of time or the giving of notice or both would cause a breach of, or default under, any Lease by the Seller. To the best of the Seller's or the Parent's knowledge, there is no breach of, or default under, or anticipated breach of, or default under, any Lease by any other party to such Lease and no event has occurred which with the passage of time or the giving of notice or both would cause a breach of, or default under, any Lease by any other party to such Lease. The Seller has full legal power and authority to assign its rights under the Leases to the Purchaser.

          4.6.3 The Seller has valid leasehold interests in the Purchased Leasehold Premises, free and clear of any Liens, covenants and easements, subleases or title defects of any nature whatsoever, except for (i) Liens set forth on Schedule 4.6.2; (ii) Liens for real estate taxes not yet
                  --------------
     due and payable; and (iii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and do not detract from the value, or interfere with the present use, of such properties or otherwise impair business operations in any respect. Except as set forth on
     Schedule 4.6.3, there are no parties in possession of any portion of the
     --------------
     Purchased Leasehold Premises other than Seller, whether as lessees, sublessees, licensees or tenants at will.

          4.6.4 The portions of the buildings located on the Purchased Leasehold Premises that are used in the Seller's ownership, business or operation of the Stores are each in good operating condition, normal wear and tear excepted, and are sufficient to satisfy the Seller's current and reasonably anticipated normal videocassette rental and sales levels and other business activities conducted by the Seller at the Stores.

          4.6.5 Each of the Purchased Leasehold Premises: (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Seller's business as presently conducted at such parcel; and (ii) is served by all drainage, storm and sanitary services and utilities in such quantity and quality as are sufficient to satisfy the current normal videocassette rental and sales levels and business activities as conducted at such parcel.

          4.6.6 The Seller has not received notice of or is aware of (i) any condemnation proceeding with respect to any portion of the Purchased Leasehold Premises or any access thereto, and, to the best of the Seller's or the Parent's knowledge, no proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect any of the Purchased Leasehold Premises, and, to the best of the Seller's or the Parent's knowledge, no such special assessment is contemplated by any governmental authority.

          4.6.7 All rents, additional rents, percentage rents and all other charges payable under the Leases have been paid.

          4.6.8 The use which the Seller makes of the Purchased Leasehold Premises and, to the Seller's or the Parent's knowledge, the Purchased Leasehold Premises comply with all applicable laws and governmental requirements in all material respects. The Seller has obtained all requisite zoning, utility, building, health and operating permits from the applicable governmental authorities having jurisdiction over the Purchased Leasehold Premises which have not been otherwise obtained by the landlords of the Purchased Leasehold Premises, except for those permits that would not have a material adverse effect on the business or operation of the Stores, and, to the Seller's or the Parent's knowledge, there is nothing that could jeopardize any of those permits. There are no facts known to Seller which would prevent any portion of the Purchased Leasehold Premises from being occupied after the Closing in substantially the same manner as before or as it was occupied by the Seller prior to the Closing.

          4.6.9 Seller has paid, or shall have paid prior to Closing, all amounts owing to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Purchased Leasehold Premises. Schedule 4.6.9 sets forth a true and
                                            --------------
     complete list of all construction, architect, engineering and other similar agreements relating to uncompleted construction projects entered into by Seller in connection with any Purchased Leasehold Premises. Seller has heretofore delivered to Purchaser true and complete copies of such construction agreements. All contributions required to have been paid by a landlord or Seller in connection with the construction of, or modification to, any Purchased Leasehold Premises have been paid.

          4.7    Good Title to and Condition of the Purchased Assets.

          4.7.1 The Seller has good and marketable title to all of the Purchased Assets (other than the Purchased Leasehold Rights), free and clear of any Liens other than the Liens held by BankBoston Retail Finance Inc. and Ingram Entertainment Inc. and described on Schedule 4.7.1, which
                                                         --------------
     Liens will be released by BankBoston Retail Finance Inc. and Ingram Entertainment Inc. on or before the Closing Date.

          4.7.2 The Purchased Fixed Assets of the Seller currently in use or necessary for normal rental and sales levels are in good operating condition, normal wear and tear excepted.

          4.7.3 The Purchased Inventory (which includes videocassettes capitalized as depreciable assets) consists of items of a quality and quantity usable and saleable in the ordinary course of the Seller's business relating to the Stores and, except for videocassette rental inventory, at values in the aggregate not materially less than the values at which such items are carried on its books. Videocassettes held for rental at the Stores as of the Closing Date do not include any unreasonable accumulation of slow moving videocassettes or videocassettes of below standard quality. All of the Purchased Inventory is located at the Stores or is out on rental in the ordinary course of business. As of the Closing Date, the aggregate number of (i) videocassettes held for rental or for sale (but excluding the "new" retail videocassette inventory) and included as part of the Purchased Inventory shall not be less than 400,000 (the "Minimum Number of Tapes") and (ii) new retail videocassette inventory held for sale and included as part of the Purchased Inventory shall not be less than 16,934 (the "Minimum Retail Inventory").

          4.8 Receivables. The Seller has no accounts receivable, notes receivable or insurance proceeds receivable relating to the ownership, business or operation of the Stores other than certain delinquent customer accounts, a listing of which is set forth on Schedule 4.8. All of the Purchased Receivables
                                 ------------
are valid and legally binding in all material respects and represent bona fide transactions and arose in the ordinary course of business of the Seller, provided that the foregoing shall not be deemed a warranty of the collectability of the Purchased Receivables. The Seller has no knowledge of any facts or circumstances generally which would result in any material increase in the uncollectability of the Purchased Accounts Receivable in excess of the reserves reflected on the Last Balance Sheet.

          4.9 Licenses and Permits. The Seller possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for the ownership, business or operation of the Stores, except for those Permits that would not have a material adverse effect on the business or operation of the Stores. All of the Permits are valid and in full force and effect. The Seller is in compliance with all requirements of the Permits, and no proceeding is pending or, to the best of the Seller's or the Parent's knowledge, threatened to revoke or amend any of the Permits.
Schedule 4.9 contains a complete list of all the Permits. Except as indicated on
------------
Schedule 4.9, none of the Permits is or will be impaired or in any way affected
------------
by the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

          4.10   Proprietary Rights.

          4.10.1 The Purchased Proprietary Rights include all proprietary rights relating to the ownership, business or operation of the Stores which, if Seller did not possess such proprietary rights, would have an adverse effect on the business, financial condition or results of operations of the Stores. Schedule 4.10.1 contains an accurate and complete list of all of
             ---------------
     the Purchased Proprietary Rights.

          4.10.2 Except as set forth on Schedule 4.10.2, (i) the Seller owns all
                                        ---------------
     right, title and interest in and to all of the Purchased Proprietary Rights; (ii) there have been no claims made against the Seller for the assertion of the invalidity, abuse, misuse, or enforceability of any such rights, and, to the best of the Seller's or the Parent's knowledge, there are no grounds for the same; (iii) the Seller has not received a notice of conflict with the asserted rights of others within the last three years; and (iv) the conduct of the Seller's business relating to the Stores has not infringed upon any asserted rights of any Person, and the Seller is not aware of any infringement by any Person of any of the Purchased Proprietary Rights.

          4.11 Adequacy of the Purchased Assets; Relationships with Customers and Suppliers. The Purchased Assets constitute, in the aggregate, all of the property necessary for the conduct of the business of the Seller relating to the Stores in the manner in which and to the extent to which it is currently being conducted. The Seller knows of no written or oral communication, fact, event or action which exists or has occurred prior to the date of this Agreement which would tend to indicate that:

          4.11.1 any current customer of the Stores which accounted for over 1% of the total consolidated revenue of the Stores for the year ended December 31, 1998 will terminate its business relationship with the Seller; or

          4.11.2 any current supplier to the Stores of items essential to the conduct of its business, which items cannot be replaced by the Stores at comparable cost to the Seller and the loss of which would have an adverse effect on the business or operations of the Stores, will terminate its business relationship with the Seller. Neither the Seller nor any of its Affiliates has any direct or indirect interest in any customer, supplier or competitor of the Stores, or in any Person from whom or to whom the Stores lease real or personal property, or in any Person with whom the Stores are doing business. The Seller is not restricted by agreement from carrying on its business anywhere in the world.

          4.12   Documents of and Information with Respect to the Seller.

          4.12.1 Schedule 4.12 is an accurate and complete list of the
                 -------------
     following, in each case, which relates to the ownership, business or operation of the Stores: (i) each policy of insurance in force with respect to the assets and properties of the Seller and each of the performance or other surety bonds maintained by the Seller in the conduct of its business;
     (ii) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which the Seller is a party or by which it or the Purchased Assets are otherwise bound; (iii) each lease of personal property to which the Seller is a party or by which it is bound, (iv) any other agreement, contract or commitment to which the Seller is a party or by which it is bound which involves a future commitment by the Seller in excess of $5,000 per year and which cannot be terminated without liability on 30 days or less notice; (v) the name and current annual salary of each Store Employee of the Seller and the profit sharing, bonus or any other form of compensation paid or payable by the Seller to or for the benefit of each Store Employee for the year ended December 31, 1998, and any employment or other agreement of the Seller with any of the Store Employees; and (vi) the name of each bank in which the Seller has an account or safe deposit box relating to the Stores, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto. The Seller has previously furnished the Purchaser with an accurate and complete copy of each such agreement, contract or commitment listed in Schedule 4.12. There has not been any
                                      -------------
     breach of or default in any obligation to be performed under any such instrument. All of such instruments are valid, binding and enforceable and in full force and effect in accordance with their respective terms.

          4.12.2 The Seller is not a party to any oral or written agreement, plan or arrangement with any of the Store Employees (A) the benefits of which are contingent upon or result from, or the terms of which are materially altered as a result of, the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing severance benefits or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any Person may receive payments subject to the tax imposed by Section 4999 of the Code or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          4.12.3 The Seller carries insurance, which is adequate in character and amount, with reputable insurers, covering all of the Purchased Assets, and it has provided all required performance or other surety bonds. All premiums and other payments which have become due under the policies of insurance listed on Schedule 4.12 have been paid in full, all of such
                         -------------
     policies are now in full force and effect and the Seller has not received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. Except as set forth on Schedule 4.12, the Seller has not received any notification
                     -------------
     from any insurer, agent or broker denying or disputing any claim made by the Seller or denying or disputing any coverage for any such claim or the amount of any claim. Except as set forth on Schedule 4.12, the Seller has
                                                 -------------
     no claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

          4.13   Litigation. Except as set forth on Schedule 4.13, there are no
                                                    -------------
actions, suits, claims, inquiries, governmental investigations or arbitration proceedings (collectively, "Proceedings") pending or, to the best of the Seller's knowledge, threatened against or affecting the Seller relating in any way to the Stores or any of the Purchased Assets or Assumed Liabilities that could result in the incurrence of expenses, losses, costs, deficiencies, liabilities, penalties, charges and damages (including actual, punitive and consequential damages) in excess of the Litigation Materiality Amount (as hereinafter defined). Except as set forth on Schedule 4.13, there are no
                                             -------------
Proceedings which question the validity or enforceability of this Agreement or any action contemplated herein, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any Proceeding to which the Seller is or was a party and which relate to the Stores or which affect the Purchased Assets or Assumed Liabilities. As used in this Section 4.13, the term Litigation Materiality Amount means $1,000 for any individual Proceeding and $5,000 for all Proceedings considered in the aggregate.

          4.14 Records. The Seller's records included as part of the Purchased Assets are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made in such records. A record of all action taken by the stockholders and the board of directors of the Seller which relate to the Stores and all minutes of their meetings are contained in the minute books of the Seller and are accurate and complete. The records book and stock ledger of the Seller contain an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of the Seller.

          4.15 No Adverse Change. Since the date of the Last Balance Sheet, there has not been (i) any change in the business or properties of the Stores, or in the financial condition of the Stores, other than changes occurring in the ordinary course of business which have not had an adverse effect on the business, properties, financial condition, business prospects or operating results of the Stores; or (ii) to the best of the Seller's or the Parent's knowledge, any threatened or prospective event or condition of any character whatsoever which could adversely affect the Purchased Assets or the business, financial condition, business prospects or results of operations of the Stores.

          4.16   Absence of Certain Acts or Events. Except as disclosed in
Schedule 4.16, since the date of the Last Balance Sheet, the Seller has not (i)
-------------
authorized or issued any of its shares of capital stock (including any held in its treasury) or any other securities; (ii) declared or paid any dividend or made any other distribution of or with respect to its shares of capital stock or other securities or purchased or redeemed any shares of its capital stock or other securities; (iii) paid any bonus or increased the rate of compensation of any of the Store Employees; (iv) sold or transferred any of its assets relating to the Stores other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures with respect to the Stores aggregating more than $5,000; (vi) made any payment in respect of the Excluded Liabilities other than in the ordinary course of business; (vii) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction relating to the ownership, business or operation of the Stores, except for this Agreement and the transactions contemplated hereby;
(viii) suffered any theft, damage, destruction or casualty loss in excess of $5,000 with respect to the Stores; (ix) suffered any extraordinary losses with respect to the Stores; or (x) waived any right of material value relating to the ownership, business or operation of the Stores.

          4.17   Compliance with Laws.

          4.17.1 The Seller is in compliance with all laws, regulations and orders applicable to it relating to the Stores or the Purchased Assets. The Seller has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws relating to the Stores and, to the best of the Seller's or the Parent's knowledge, no proceeding with respect to any such violation is contemplated.

          4.17.2 Neither the Seller nor, to the Seller's or the Parent's knowledge, any employee of the Seller has made any payment of funds in connection with the ownership, business or operation of the Stores prohibited by law, and no funds have been set aside to be used in connection with the ownership, business or operations of the Stores for any payment prohibited by law.

          4.17.3 The Seller is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986 (the "Immigration Act") with respect to the Store Employees. With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Seller at the Stores for whom compliance with the Immigration Act by the Seller as Employer is required, the Seller has supplied to the Purchaser an accurate and complete copy of (i) each Store Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Seller pursuant to the Immigration Act. The Seller has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to the best of the Seller's or the Parent's knowledge, threatened against the Seller by reason of any actual or alleged failure to comply with the Immigration Act with respect to the Store Employees.

          4.18   Environmental Matters.

          4.18.1 The Seller has not transported, stored, handled, treated or disposed, nor has it allowed or arranged for any third parties to transport, store, handle, treat or dispose of Hazardous

     Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations. The Seller has not stored, handled, treated or disposed of, or allowed or arranged for any third parties to store, handle, treat or dispose of, Hazardous Substances or other waste upon property owned or leased by it, except as permitted by law. For purposes of this Section 4.18, the term "Hazardous Substances" shall mean and include: (i) any "Hazardous Substance," "Pollutant" or "Contaminant" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., or the regulations promulgated thereunder ("CERCLA"); (ii) any "Solid Waste" or "Hazardous Waste" as those terms are defined in the Solid Waste Disposal Act, as amended, 42 U.S.C. Section 6901 et seq., or in applicable state or local law; (iii) any substance containing petroleum, as that term is defined in Section 9001(8) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6991(8) or in 40 C.F.R. Section 280.1; or (iv) any other substance, material or waste for which any governmental authority with any jurisdiction over the Purchased Assets requires special handling in its generation, handling, use, collection, storage, treatment or disposal.

          4.18.2 To the Seller's or the Parent's knowledge, there has not occurred, nor is there presently occurring, a Release, threatened Release, or migration of any Hazardous Substance to, from, on, into or beneath any parcel of the Purchased Leasehold Premises. For purposes of this Section 4.19, the term "Release" shall have the meaning given it in CERCLA.

          4.18.3 The Seller has not shipped, transported or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to ship, transport or dispose of, any Hazardous Substance from the Stores to a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent;
     (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent or (iii) the Environmental Protection Agency or the relevant state or local agency has or is investigating. The Seller has not received notice, and neither the Seller nor the Parent has any knowledge of any facts which could give rise to any notice, that the Seller is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation. The Seller has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Purchased Leasehold Premises. The Seller has not received any written or oral request for information in connection with any federal or state environmental cleanup site. The Seller has not been required to or has not undertaken any response or remedial actions or clean-up actions of any kind relating to the Stores at the request of any federal state or local governmental entity, or at the request of any other person or entity.

          4.18.4 The Seller does not use, and has not used, any Underground Storage Tanks and, to the Seller's or the Parent's knowledge, there are not now nor, have there ever been any Underground Storage Tanks on the Purchased Leasehold Premises. For purposes of this Section 4.18, the term "Underground Storage Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

          4.18.5 To the Seller's or the Parent's knowledge, there is no physical condition existing on the Purchased Leasehold Premises nor are there any physical conditions existing on any other property that may have been impacted by the use of the Purchased Leasehold Premises which could give rise to any remedial obligation or liability under any Environmental Laws or which could result in any liability to any third party claiming damage to person or property as a result or consequence of said physical condition. For purposes of this Section 4.18, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations relating to the prevention of pollution or the protection of the environment or human health and safety.

          4.18.6 The Seller is not responsible under any of the Leases for asbestos abatement or removal and, to the Seller's or the Parent's knowledge, except as listed on Schedule 4.18.6, there is not installed,
                                    ---------------
     placed, deposited, stored, disposed of or located on the Purchased Leasehold Premises any asbestos in any form.

          4.18.7 To the Seller's or the Parent's knowledge, there is not installed, placed, deposited, stored, disposed of nor located on the Purchased Leasehold Premises any polychlorinated biphenyls ("PCBs") nor turbines, compressors, transformers, capacitors, ballasts, or other equipment which contain fluid containing PCBs.

          4.18.8 There are no laws, regulations, ordinances, licenses, permits or orders relating to any environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of the Stores. There are no violations of any Environmental Laws relating to (i) to the Seller's or the Parent's knowledge, the Purchased Leasehold Premises or any property or parcel adjacent thereto, or (ii) the Seller's use of the Purchased Leasehold Premises.

          4.18.9 Schedule 4.18.9 identifies (i) all environmental audits,
                 ---------------
     assessments or occupational health studies undertaken by the Seller, the Parent or their respective agents or, to the best of the Seller's or the Parent's knowledge, undertaken by governmental authorities relating to or affecting the Stores or any of the Purchased Leasehold Premises; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Seller, the Parent or their respective agents or, to the best of the Seller's or the Parent's knowledge, undertaken by governmental authorities relating to or affecting the Stores or any of the Purchased Leasehold Premises; (iii) all written communications between the Seller or the Parent and environmental agencies relating to the Stores; and (iv) all citations issued under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) relating to or affecting the Stores or any of the Purchased Leasehold Premises.

          4.19 Labor and Employee Relations. The Seller is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union or other collective bargaining representative, and there has been no effort by any labor union or other collective bargaining representative during the 24 months prior to the date hereof to organize any Store Employees into one or more collective bargaining units. There is not pending or, to the best of the Seller's or the Parent's knowledge, threatened any labor dispute, strike or work stoppage which affects or which may affect the business or operations of the Stores or which may interfere with its continued operation. The Seller (A) is not engaged, nor has it since January 1, 1995, engaged, in any unfair labor practices, and has no, and has not had since January 1, 1995, any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the best of the Seller's or the Parent's knowledge, threatened against it, and (B) has no, and has not had since January 1, 1995, any grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the best of the Seller's or the Parent's knowledge threatened, against it. There has been no strike, walkout or work stoppage involving any of the Store Employees during the 24 months prior to the date hereof. Neither the Seller nor the Parent is aware that any executive or key employee or group of employees relating to the Stores has any plans to terminate his, her or their employment with the Seller. The Seller (i) is, and has always been since January 1, 1995, in substantial compliance with all applicable laws and regulations regarding labor and employment practices which relate to the Stores, including, without limitation, terms and conditions of employment, equal employment opportunity, employee compensation, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, workers' compensation, disability, unemployment compensation, child labor, whistleblower laws or other employment or labor relations laws, and (ii) has no, and has not had since January 1, 1995, any charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other governmental authority responsible for regulating labor or employment practices which relate to the Stores, pending, or, to the best of the Seller's or the Parent's knowledge, threatened against it other than as set forth in
Schedule 4.19.
-------------

          4.20    Employee Benefits.

          4.20.1  Schedule 4.20.1 contains a list of the following, which list
                  ---------------
     shall be updated by the Seller as of Closing:

          (a) separately by location, of the names, job titles and current salary or wage rates of all of Seller's employees at the Stores ("Store Employees") and their hourly rate or yearly salary, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to each Store Employee for the 1998 calendar year and estimated for the 1999 calendar year.

          (b) separately by location, the names, job titles and current salary or wage rates of all independent contractors, consultants, employees of third party employment agencies, and leased employees who perform services for the Stores.

          4.20.2  Schedule 4.20.2 sets forth a true and complete list of all (i)
                  ---------------
     employee benefit plans, arrangements or policies (whether or not subject to ERISA), including without limitation any stock option, stock purchase, pension, deferred compensation, bonus, incentive, health, cafeteria, flexible spending, vacation pay, severance pay plan, policy or arrangement for the Store Employees and (ii) any employment, severance or consulting agreement maintained or contributed to by Seller for any current or former Store Employee (collectively, the "Plans").

          4.20.3  Except as set forth on Schedule 4.20.3:
                                         ---------------

          (a) None of the Seller, the Parent or any Store has communicated to present or former Store Employees, or formally adopted or authorized, any additional Plan, or any change in or termination of any existing Plan.

          (b) Each Plan has been operated and administered, in all material respects, in accordance with its terms, the terms of any applicable collective bargaining agreement, and all applicable laws.

          (c) Each Plan that is a "group health plan" subject to the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA") has been operated and administered, in all material respects, in accordance with such requirements.

          4.20.4 None of the Purchased Assets are subject to a Lien under ERISA or the Code.

          4.20.5  No Plan is a "multiemployer plan" within the meaning of
     Section 3(37)(a) of

     ERISA and Seller does not have any outstanding liability, contingent or otherwise, with respect to such Plan.

          4.20.6 No event has occurred and no condition exists that could be reasonably expected to subject Purchaser to any fine, tax, penalty or other liability, arising under, or with respect to any Plan, or any other employee benefit plan maintained by Seller for employees other than Store Employees.

          4.21 Affiliate Relationships. There are no contracts or other arrangements involving the Stores in which any shareholder, officer, director or Affiliate of the Seller or the Parent has a financial interest, including indebtedness to the Seller relating to the Stores which will continue following the Closing.

          4.22 No Brokers. Neither the Seller nor the Parent has employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

          4.23 Solvency. The Seller is not now insolvent, nor will the Seller be rendered insolvent by the consummation of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the transactions contemplated by this Agreement (a) the Seller will be able to pay its debts as they become due, (b) the Seller will not have unreasonably small capital and will not have insufficient capital with which to conduct its present or proposed business and (c) taking into account pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to the Seller, after taking into account all other anticipated uses of the cash of the Seller, will be sufficient to pay all judgments promptly in accordance with their terms. The Seller is receiving reasonably equivalent value in exchange for the Purchased Assets and Assumed Liabilities being conveyed and transferred to Purchaser, and the transactions contemplated by this Agreement are not being undertaken with any intent to hinder, delay or defraud any creditor of the Seller. As used in this Section 4.23, (x) the term "insolvent" means that the sum of the present fair saleable value of the Seller's assets does not and/or will not exceed its debts and other probable liabilities, and (y) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

          4.24 Accuracy of Information Furnished by the Seller and the Parent. No representation, statement or information made or furnished by the Seller or the Parent to the Purchaser, in or pursuant to this Agreement and the other information and statements referred to herein and previously furnished by the Seller or the Parent to the Purchaser pursuant hereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.


                                   ARTICLE 5
                Representations and Warranties of the Purchaser

     To induce the Seller and the Parent to enter into this Agreement and to consummate the transactions contemplated hereunder, the Purchaser represents and warrants to Seller and the Parent, which representations and warranties shall survive the Closing for a period of three years, the following:

          5.1 Organization, Power and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

          5.2 Due Authorization; Binding Obligation; No Conflicts. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) contravene any provision of the certificate of incorporation or bylaws of the Purchaser; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Purchaser;
(iii) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, trust or other instrument which is either binding upon or enforceable against the Purchaser; or (iv) require the consent, approval or authorization of any governmental authority or any other Person (other than under the HSR Act).

                                   ARTICLE 6
                            Covenants of the Seller

          6.1 Reasonable Efforts. The Seller will use reasonable efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article 8 to the obligation of the Purchaser to purchase the Purchased Assets hereunder.

          6.2 Conduct of Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent of the Purchaser:

          6.2.1 The Seller will conduct its business and operations of the Stores in the manner in which the same have heretofore been conducted, and will use its best efforts in each case with respect to the Purchased Assets and the ownership, business or operation of the Stores, to (i) preserve its business organization intact; (ii) keep available to the Purchaser the services of its officers, employees, agents and distributors; (iii) preserve its relationships with customers, suppliers and others having dealings with the Seller; (iv) ensure that there is no material diminution in the quality, quantity and condition of the Seller's basic stock inventory (including, without limitation, the Seller's videocassette and video game inventory); and (v) refrain from selling the Purchased Assets, except in the ordinary course of business.

          6.2.2 The Seller will maintain all of the Purchased Assets in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and will maintain insurance of the types and in such amounts upon all of the Purchased Assets and with respect to the conduct of its business at the Stores as are in effect on the date of this Agreement;

          6.2.3 The Seller will not, in each case with respect to the Purchased Assets and the ownership, business and operation of the Stores, (i) pay any bonus or increase the rate of compensation of any of its Store Employees, except in the ordinary course of business, (ii) enter into any new employment agreement or amend any existing employment agreement with any salaried Store Employees with an annual salary of greater than $50,000,
     (iii) establish any new employee benefit plan or amend any existing employee benefit plan, or (iv) waive any right of material value;

          6.2.4 The Seller will not enter, in each case with respect to the Purchased Assets and the ownership, business and operation of the Stores, into (i) any renewals or extensions of any Purchased Leasehold Premises, or any agreement for any new lease; (ii) any new contract or other commitment, except in the ordinary course of business; or (iii) any agreements for the purchase or sale of real property;

          6.2.5 The Seller will not commence or agree to the commencement of any new construction or improvements to any Purchased Leasehold Premises other than in the ordinary course of business, in any event not to exceed $5,000;

          6.2.6 The Seller will not make or pay any non-cash distributions or dividends; and

          6.2.7 The Seller will not fail to remit to the Purchaser any amounts relating to tenant improvements with respect to the Purchased Leasehold Premises immediately upon receipt by the Seller unless the Seller is using those funds to complete the improvements for which the funds relate and completion of those improvements actually occurs prior to the Closing Date.

          6.3 Access to the Seller's Properties and Records. From and after the execution and delivery of this Agreement, the Seller will afford to representatives of the Purchaser access, during normal business hours and upon reasonable notice, to the Seller's premises and personnel sufficient to enable the Purchaser to inspect the Purchased Assets and review the business affairs of the Stores, and the Seller will furnish to such representatives during such period all such information relating to the foregoing investigation as the Purchaser may reasonably request; provided, however, that any furnishing of such
                                  --------- -------
information to the Purchaser and any investigation by the Purchaser shall not affect the right of the Purchaser to rely on the representations and warranties made by the Seller in or pursuant to this Agreement.

          6.4 No Disclosure. Without the prior written consent of the Purchaser, neither the Seller nor the Parent will, prior to the Closing Date, disclose the existence, or any term or condition, of this Agreement to any Person, except as may be required under the federal securities laws or other applicable law, and further, such disclosure may be made to any lender or other Person in a business relationship with the Seller to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the purchase of the Purchased Assets which are set forth in this Agreement.

          6.5 No Other Discussions. The Seller and the Parent agree that from and after the date of this Agreement until the Closing Date or earlier termination of this Agreement, the Seller, the Parent and their respective Affiliates, officers, directors, employees, shareholders, partners, members, agents and representatives, either alone or together, (i) will not initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third parties relating to any merger, sale or other disposition of any substantial part of the shares of capital stock of the Seller or the Purchased Assets (except in the ordinary course of business with respect to sales of inventory), (ii) will immediately notify the Purchaser if any third party attempts to initiate any such solicitation, discussion or negotiation with the Seller, the Parent or any of their respective Affiliates, officers, directors, managers, employees, shareholders, partners, members, agents or representatives and (iii) will not enter into any agreement with respect thereto with any third party.

                                   ARTICLE 7
                           Covenants of the Purchaser

          7.1 Reasonable Efforts. The Purchaser will use reasonable efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article 9 to the obligation of the Seller to sell the Purchased Assets hereunder.

          7.2 No Disclosure. Without the prior written consent of the Seller, the Purchaser will not, except as required by applicable law, prior to the Closing Date, disclose the existence of any term or condition of this Agreement to any Person, other than Purchaser's Affiliates (including Viacom Inc.) and any other Person in a business relationship with the Purchaser to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the purchase of the Purchased Assets which are set forth in this Agreement.

          7.3 Confidentiality. Purchaser shall hold in confidence, and shall ensure that its directors, officers, employees, subsidiaries and representatives (including, without limitation, auditors, legal advisors and financial advisors) (collectively, the "Purchaser Representatives") hold in confidence, all information relating to the Stores provided to Purchaser or the Purchaser Representatives (collectively, the "Confidential Information"), and shall not disclose the Confidential Information to any third party, except as may be required by applicable law and except for information that (i) is or becomes generally available to the public or the video rental and retail industry, (ii) becomes available to the Purchaser or any Purchaser Representative on a non-confidential basis from a source which to Purchaser's knowledge is entitled to disclose the information to Purchaser or the Purchaser Representative, (iii) was known to Purchaser or any Purchaser Representative prior to its disclosure by the Seller or (iv) is developed by Purchaser or any Purchaser Representative without the benefit of the Confidential Information.


                                   ARTICLE  8
                   Conditions to Obligations of the Purchaser

     The obligation of the Purchaser to purchase the Purchased Assets and consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which the Purchaser shall have the right to waive at its sole option:

          8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects, at and as of the date of this Agreement and shall be repeated as of the Closing Date with the same force and effect as though made at and as of that time. The Seller shall have performed and complied with all of its obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          8.2 Receipt of Consents Required Under Real Property Leaseholds. All consents, authorizations, licenses, amendments or approvals of, or notices to, the parties to any of the Purchased Leasehold Premises in which such consent, amendment, approval or notice is required for the consummation of the transactions contemplated by this Agreement shall (a) have been obtained, (b) not have been rescinded, revoked, withdrawn or otherwise invalidated, and (c) have been shown by written evidence satisfactory to the Purchaser. The form and substance of such consents, amendments, approvals or notices shall be reasonably satisfactory to the Purchaser.

          8.3 Governmental Consents. All Governmental Consents required for the consummation of the transactions contemplated by this Agreement (including expiration or early termination of the waiting period under the HSR Act) shall
(a) have been obtained, (b) not have been rescinded, revoked, withdrawn or otherwise invalidated, and (c) have been shown by written evidence satisfactory to the Purchaser.

          8.4 Actions or Proceedings. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened by any Person other than the Purchaser or any of its Affiliates to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

          8.5 Closing Deliveries. All of the deliveries required to be made by Seller under Section 3.2.1 shall have been made.

          8.6 Excluded Inventory. All leased inventory or inventory subject to any buy-back or contingency programs located at the Stores shall be removed from the Stores by the Seller.

          8.7 Purchaser's Investigation. The investigation ("Purchaser's Investigation") by the Purchaser and its representatives in connection with the proposed transactions shall not have caused the Purchaser or its representatives during the 30-day period commencing on the date of this Agreement, to become aware of any facts or circumstances relating to the business, operations, assets, properties, liabilities, employees, financial condition or results of operations of the Stores, or any of the Purchased Assets, that, in the sole and absolute discretion of the Purchaser, make it inadvisable for the Purchaser to proceed with the transactions contemplated by this Agreement.


                                   ARTICLE 9
                    Conditions to Obligations of the Seller

     The obligations of the Seller and the Parent to sell the Purchased Assets and to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which the Seller and the Parent shall have the right to waive at their sole option:

          9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and be repeated on and as of the Closing Date with the same force and effect as though made at and as of that time. The Purchaser shall have performed and complied in all material respects with all of its obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          9.2 Governmental Consents. All Governmental Consents required for the consummation of the transactions contemplated by this Agreement (including expiration or early termination of the waiting period under the HSR Act) shall
(a) have been obtained, (b) not have been rescinded, revoked, withdrawn or otherwise invalidated, and (c) have been shown by written evidence satisfactory to the Purchaser.

          9.3 Actions or Proceedings. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened by any Person other than the Seller or any of its Affiliates to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

          9.4 Closing Deliveries. All of the deliveries required to be made by Purchaser under Section 3.2.2 shall have been made.


                                   ARTICLE 10
                       Certain Actions After the Closing

          10.1 Delivery of Property Received by the Seller After Closing. From and after the Closing, the Purchaser shall have the right and authority to collect, for the account of the Purchaser, all receivables and other items which shall be transferred or are intended to be transferred to the Purchaser as part of the Purchased Assets as provided in this Agreement, and to endorse with the name of the Seller any checks or drafts received on account of any receivables or other items of the Purchased Assets. The Seller agrees that it will transfer or deliver to the Purchaser, promptly after the receipt thereof, any cash or other property which the Seller receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to the Purchaser as part of the Purchased Assets under this Agreement.

          10.2 The Purchaser Appointed Attorney for the Seller. Effective at the Closing Date, the Seller hereby constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of the Seller, in the name of either the Purchaser or the Seller (as the Purchaser shall determine in its sole discretion) but for the benefit of the Purchaser, (i) to institute and prosecute all proceedings which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as the Purchaser shall deem advisable; and (iii) to take all action which the Purchaser may reasonably deem proper in order to provide for the Purchaser the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to the Purchaser pursuant to this Agreement shall not have been obtained. The Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

          10.3 Execution of Further Documents. From and after the Closing, upon the reasonable request of the Purchaser, the Seller shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in the Purchaser and protect its right, title and interest in all of the Purchased Assets, and as may be required or otherwise appropriate to carry out the transactions contemplated by this Agreement.

          10.4   Employment by the Purchaser of the Seller's Employees.

          10.4.1 The Purchaser shall have no obligation to employ any of the Persons currently employed by the Seller. On or prior to the Closing Date, the Purchaser may offer employment to the Store Employees best qualified for employment with the Purchaser, at the sole discretion of the Purchaser. Any offers of employment extended by the Purchaser to any of the Store Employees shall be on terms and conditions that the Purchaser shall determine in its sole discretion, and the Purchaser shall have absolutely no obligation to continue, or institute any replacement or substitution for, any vacation, severance, incentive, bonus, profit sharing, pension or other employee benefit plan or program of the Seller, nor assume any liability for entitlements under the Family and Medical Leave Act of 1993. 29 U.S.C. (S)(S) 2601 et seq. or analogous state statutes. Any of the Store Employees not hired by the Purchaser prior to or on the Closing Date shall be terminated by the Seller as of the Closing Date. The Seller shall compensate the Store Employees for all amounts due to them for compensated absences accrued as of the Closing Date including, but not limited to, vacation, holiday and sick pay benefits.

          10.4.2 Except with the written consent of the Purchaser, neither the Seller, nor any of its Affiliates shall solicit or cause, directly or indirectly, to be solicited, nor attempt to induce, for a period of three years following the Closing Date, any Store Employee employed by the Seller at or at any time within 180 days prior to the Closing Date, unless that Person was not offered employment by the Purchaser, (i) to refuse an offer of employment from the Purchaser, (ii) if an offer of employment with the Purchaser is accepted, to terminate his or her employment with the Purchaser, or (iii) to work, directly or indirectly, with or for the Seller or any of its Affiliates. As used in this Agreement, the term "Affiliate" means, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified and, with respect to any natural Person, shall include all Persons related to that Person by blood or marriage.

          10.4.3 Seller shall be responsible for any continuation of group health coverage required under COBRA with respect to any Store Employee or former Store Employee, or any "qualified beneficiary" of any Store Employee, who incurs a "qualifying event" prior to that Store Employee's date of hire by the Purchaser, including any such qualifying event incurred by reason of the Store Employee's termination of employment with the Seller.

          10.4.4 The Seller agrees to pay and be responsible for all liability, cost or expense for severance, termination indemnity payments, salary continuation, special bonuses and like costs arising under the Seller's severance plans, policies or arrangements, with respect to any Store Employee or former Store Employee, including but not limited to any such liability, cost or expense that arises out of or relating to the transactions described in or contemplated by this Agreement. The Seller agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act, or any similar state or local law, in connection with the consummation of the transactions described in or contemplated by this Agreement.

          10.5   Restrictive Covenants.

          10.5.1 To assure that the Purchaser will realize the value and goodwill inherent in the Purchased Assets, the Seller agrees with the Purchaser that neither the Seller nor any of its Affiliates shall:

          (a) directly or indirectly, for a period of three years following the Closing Date, (i) engage in (as an owner, partner, employee, agent, consultant or otherwise) any business which owns and/or operates any retail store that is engaged in the rental, sale and/or distribution of movies and/or video games (the "Excluded Business") in the States of Washington and Oregon (but excluding (x) the Excluded Stores, provided, however, that neither the Seller nor the Parent may expand or relocate the Excluded Stores beyond the size and location existing as of the Closing Date, and (y) the existing or anticipated mail order and Internet business of the Seller or the Parent relating to videocassette rental and sales, provided, however, that such activities do not constitute "doing business" in the States of Washington and Oregon under applicable state laws currently in effect on the date of this Agreement), or (ii) acquire or retain any financial interest having a fair value in excess of the lesser of $5,000,000 in, or 5% of the equity of, any business which is engaged in the Excluded Business in the States of Washington and Oregon;

          (b) directly or indirectly, for a period of three years following the Closing Date: (i) induce any customer of the Stores at the Closing Date to patronize any business similar to the Excluded Business; (ii) canvass, solicit or accept from any customer of the Stores at the Closing Date any business similar to the Excluded Business; (iii) request or advise any Person which is a customer of the Stores at the Closing Date to withdraw, curtail or cancel that customer's business with the Purchaser; (iv) induce or attempt to influence any employee of the Purchaser to terminate his or her employment; or (v) disclose or communicate to any other Person the names of past or present customers of the Stores or any names of past or present employees of the Stores; or

          (c) directly or indirectly, at any time following the Closing Date, in any way utilize, disclose, copy, reproduce or retain in its possession any of the Purchased Proprietary Rights or the Purchased Records.

          10.5.2 The Seller agrees and acknowledges that the restrictions contained in Section 10.5.1 are reasonable in scope and duration and are necessary to protect the Purchaser after the Closing Date. If, however, any provision of Section 10.5.1, as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of Section 10.5.1 or any other part of this Agreement, the application of that provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form that provision will then be enforceable and will be enforced. Upon breach of any provision of
     Section 10.5.1, the Purchaser will be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, the Purchaser will be entitled to such damages as it can show it has sustained by reason of such breach.

          10.6 Right to Use Name. The Seller hereby grants to the Purchaser at no cost the non-exclusive, non-transferable right to use the "Video City" and/or "Videoland" names for a period not to exceed 90 days following the Closing Date solely for the purpose of conducting the Transition Activities. For purposes of this Section 10.6, the term "Transition Activities" shall include (i) the use of the existing signage whether located inside or outside the Stores, (ii) the use of any packaging currently used by the Seller in connection with the videocassette rental and retail sales, (iii) the use of the Video City or Videoland name in any correspondence to any customer, supplier or other third party having a business relationship with the Seller relating to the ownership, business or operation of the Stores prior to the Closing Date, and (iv) any other activities that are reasonably necessary for the Purchaser to transition the business and operation of the Stores from Seller to Purchaser. The Purchaser agrees that its use of the Video City and/or Videoland name pursuant to this right does not give the Purchaser any ownership interest or any other interest in or to such names, other than the rights granted in this Section 10.6.

                                   ARTICLE 11
                                  Termination

          11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                 (a) by written agreement of the parties hereto;

                 (b) by Purchaser if all Governmental Consents (including expiration or early termination of the required waiting period under the HSR Act) or all Third-Party Consents have not been received on or prior to July 30, 1999;

                 (c) by Purchaser at any time prior to the 30th day following the date of his Agreement for any reason or no reason as a result of Purchaser's Investigation;

                 (d) by Purchaser if a default or breach shall be made by Seller with respect to the due and timely performance of any of Seller's covenants and agreements contained in this Agreement, or the accuracy of any of the Seller's representations and warranties contained in this Agreement, which cannot be cured or which has not been waived by Purchaser prior to July 30, 1999; or

                 (e) by Purchaser or Seller if the transactions contemplated by this Agreement have not been consummated by July 30, 1999, unless such date shall be extended by the mutual written consent of the parties hereto.

          11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to this Article 11, this Agreement shall become void and have no effect, without any liability in respect of or in connection with the transactions contemplated hereby on the part of any party to this Agreement or any of their respective officers, directors, employees, agents, representatives or Affiliates, except (a) as specified in Section 13.16 or (b) for any expenses, losses, liabilities, penalties, charges and damages (including attorneys' expenses and disbursements) suffered by Purchaser resulting from Seller's default or breach of any of its covenants and agreements contained in this Agreement.

                                   ARTICLE 12
                                Indemnification

                 12.1 Agreement by the Seller and the Parent to Indemnify. The Seller and the Parent, jointly and severally, agree that they will indemnify and hold the Purchaser and each officer, director, employee, consultant, stockholder and Affiliate of the Purchaser (the "Purchaser Indemnified Parties") harmless in respect of the aggregate of all Indemnifiable Damages (as defined in Section 12.1.1) of the Purchaser.

                 12.1.1 "Indemnifiable Damages" of the Purchaser Indemnified Parties means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities, penalties, charges and damages (including court costs and related counsel and paralegal fees and expenses) incurred or suffered by the Purchaser Indemnified Parties, on a pre-tax basis, to the extent (i) resulting from any breach of a representation or warranty of the Seller or the Parent in or pursuant to Article 4 or elsewhere herein;
     (ii) resulting from any breach of the covenants or agreements of the Seller or the Parent in this Agreement; (iii) resulting from the Seller's operation or control of the Stores prior to the Closing Date, including any and all liabilities arising under the Assumed Liabilities which relate to events occurring prior to the Closing Date; (iv) resulting from the failure of the Seller to pay, discharge or perform any liability or obligation of the Seller which is not expressly assumed by the

     Purchaser pursuant to this Agreement or resulting from any dispute concerning any such liability or obligation; or (v) resulting from the failure of the Seller to comply with applicable Bulk Transfer Provisions (as defined in Section 13.12).

          12.1.2 Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Purchaser Indemnified Parties shall have the right to be put in the same financial position as each would have been in had each of the representations and warranties of the Seller and the Parent been true and complete and had each of the covenants and agreements of the Seller and the Parent been fully performed in full.

          12.1.3 Each of the representations and warranties made by the Seller and the Parent in this Agreement or pursuant hereto, shall survive for a period of three years following the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Purchaser Indemnified Parties, and upon the expiration of the three-year period such representations and warranties shall expire except as follows: (i) the representations and warranties of the Seller and the Parent contained in Sections 4.5 and 4.20 shall expire at the time the period of limitations expires for the assessment by the applicable taxing authority of additional taxes with respect to which the representations and warranties relate; (ii) the representations and warranties of the Seller and the Parent contained in Sections 4.17 and 4.18 shall expire at the time the latest period of limitations expires for the enforcement by an applicable governmental authority of any remedy with respect to which the particular representation or warranty relates; and (iii) the representations and warranties of the Seller and the Parent contained in Sections 4.1, 4.2 and 4.7.1 shall not expire but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages with respect to representations and warranties may be asserted by the Purchaser Indemnified Parties against the Seller or the Parent or their successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Indemnifiable Damages first asserted in writing within the applicable period shall not thereafter be barred.

          12.1.4 The Purchaser acknowledges and consents that its exclusive remedy for breach of any representation, warranty, covenant or agreement made by the Seller and the Parent in or pursuant to this Agreement, until the same shall be exhausted or terminated in accordance with the terms of this Agreement, shall be the recovery by setoff against the Held Back Amount pursuant to Section 12.2 hereof. Notwithstanding the foregoing, upon either the exhaustion or termination of the Held Back Amount in accordance with the terms of this Agreement, the Purchaser Indemnified Parties may thereupon seek to recover by any legal means Indemnifiable Damages directly from the Seller, the Parent or any of their successors in interest.

          12.2 Security for the Seller's Indemnification Obligation. As security for the obligations of the Seller's and the Parent's indemnification obligations under Section 12.1, at the Closing, the Purchaser shall set aside and deposit in an interest-bearing account designated for the benefit of the Seller, the Held Back Amount.

          12.2.1 The Purchaser may set off against the Held Back Amount any Indemnifiable Damages which any of the Purchaser Indemnified Parties is entitled to recover under Section 12.1, subject, however, to the following terms and conditions:

          (a) A Purchaser Indemnified Party shall give written notice to the Seller of the Purchaser Indemnified Party's claim for Indemnifiable Damages, which notice shall set forth in reasonable detail (i) the amount of Indemnifiable Damages which the Purchaser Indemnified Party claims to have sustained by reason thereof and (ii) the basis of the claim therefor; provided that the failure of the Purchaser Indemnified Party to exercise promptness in such notification shall not amount to a waiver of that claim unless the resulting delay materially prejudices the position of the Seller with respect to the claim;

          (b) The setoff shall be effected on the later to occur of the expiration of 15 business days from the date of the Purchaser Indemnified Party's notice (the "Notice of Contest Period") or, if the claim is contested, the date the dispute is resolved;

          (c) If, prior to the expiration of the Notice of Contest Period, the Seller shall notify the Purchaser Indemnified Party in writing of its intention to dispute the claim and if the dispute is not resolved within 30 days after expiration of that period (the "Resolution Period"), then the dispute shall be resolved in accordance with Section 12.5;

          12.2.2 The Purchaser agrees to deliver to the Seller no later than six months from the Closing Date any Held Back Amount then held by the Purchaser unless there remains any unresolved claim for Indemnifiable Damages as to which notice has been given as provided in this Section 12.2, in which event any Held Back Amount remaining on deposit after that claim shall have been satisfied shall be returned to the Seller promptly after the time of satisfaction.

          12.2.3 The remedies provided for in this Section 12.2 shall be in addition to and not in lieu of any other remedies available to the Purchaser under this Agreement.

          12.3 Agreement by the Purchaser to Indemnify. Purchaser agrees that it will indemnify and hold the Seller, the Parent and each of their respective officers, directors, employees, consultants, stockholders and Affiliates (the "Seller Indemnified Parties") harmless in respect of the aggregate of all Seller Indemnifiable Damages. For purposes of this Section 12.3, the term "Seller Indemnifiable Damages" of the Seller Indemnified Parties means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities, penalties, charges and damages (including court costs and related counsel and paralegal fees and expenses) incurred or suffered by the Seller Indemnified Parties, on a pre-tax basis to the extent (i) resulting from a breach of a representation or warranty of the Purchaser in or pursuant to
Article 5 or elsewhere herein, (ii) resulting from any breach of the covenants or agreements of Purchaser in this Agreement, or (iii) resulting from the operation or control of the Stores by Purchaser following the Closing Date, including any and all liabilities arising under the Assumed Liabilities which relate to events occurring on or after the Closing Date.

          12.4 Limitations. Notwithstanding any of the provisions contained in this Article 12 or otherwise, neither the Seller and the Parent on the one hand, nor the Purchaser on the other hand, shall have any liability to the other party pursuant to this Article 12 unless and until the aggregate amount of the Indemnifiable Damages or the Seller Indemnifiable Damages, as the case may be, shall exceed $20,000 (the "Basket"), provided, however, that once the Basket limitation has been exceeded by an indemnifying party, that indemnifying party will be liable for the full amount of all claims for Indemnifiable Damages or Seller Indemnifiable Damages, as the case may be, including the Basket and any amount in excess thereof, and provided further that the Basket limitation shall not apply to any offset made by the Purchaser against the Held Back Amount that relates to any Purchase Price adjustments made in accordance with Section 2.1.2, which offset rights may be exercised or realized upon with respect to all Purchase Price Adjustments whether or not the Basket limitation has been exceeded. Notwithstanding any of the provisions contained in this Article 12 or otherwise, in no event shall the aggregate amount of either the Indemnifiable Damages or the Seller Indemnifiable Damages exceed $16,200,000.

          12.4   Arbitration. Any controversy or claim arising pursuant to this
Article 12 shall be submitted to and resolved by a committee of three arbitrators, one appointed by the Seller, one appointed by the Purchaser and one appointed by the other two so appointed. The party instituting such arbitration shall give notice to that effect to the other party, which notice shall specify the arbitrator appointed by such party. Within 20 days after the giving of such notice, the other party shall give notice specifying the arbitrator appointed by that party and promptly thereafter, the two arbitrators so appointed shall meet and designate the third arbitrator. The arbitration proceeding will commence promptly thereafter, and the arbitrators shall abide by the then current commercial rules of J*A*M*S/Endispute. The arbitration proceeding shall be held in Dallas, Texas, unless the parties agree in writing to the contrary. The determination of the arbitrators shall be conclusive upon the parties to the arbitration. The parties agree to act in compliance therewith, and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrators shall give written notice to the parties to the arbitration stating the determination of the arbitrators and shall furnish to each party to the arbitration a signed copy of such determination. Each party shall bear its own expenses of the arbitration proceeding, and the expenses of the third arbitrator shall be borne equally by the Seller and the Purchaser.

          12.5 Tax Related Adjustments. The Seller, the Parent and the Purchaser agree that any payment of Indemnifiable Damages made hereunder will be treated by the parties on their tax returns as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any payment of Indemnifiable Damages is determined to be taxable income rather than an adjustment to the Purchase Price by any taxing authority, then the Seller and the Parent shall indemnify the Purchaser for any taxes payable by the Purchaser or any subsidiary by reason of the receipt of such payment (including any payments under this Section 12.4), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.


                                   ARTICLE 13
                                 Miscellaneous

          13.1 Transaction Expenses. The Purchaser will indemnify and hold harmless the Seller from the commission, fee or claim of any Person employed or retained or claiming to be employed or retained by the Purchaser to bring about, or to represent it in, the transactions contemplated hereby. The Seller and the Parent will indemnify and hold harmless the Purchaser from the commission, fee or claim of any Person employed or retained or claiming to be employed or retained by the Seller or the Parent to bring about, or to represent it in the transactions contemplated hereby.

          13.2 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

          13.3 Entire Agreement. This Agreement, including the exhibits and schedules, contains the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersedes all prior understandings and agreements (oral or written) of the parties with respect to the subject matter hereof. The parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other party concerning the terms, conditions or effects of this Agreement which terms, conditions or effects are not expressly set forth herein. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

          13.4 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

          13.5 Execution in Counterpart. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          13.6 Notices. Any notice, consent, approval, request, acknowledgment, other communications or information to be given or made hereunder to any of the parties by any other party shall be in writing and delivered personally or sent by certified mail, postage prepaid, as follows:

          If to the Seller, addressed to:

                 Video City, Inc.
                 370 Amopola Avenue, Suite 208
                 Torrance, California  90501
                 Facsimile:  (310) 533-3901
                 Attention:  General Counsel

          With copies to:

                 Troy & Gould
                 1801 Century Park East, 16th Floor
                 Los Angeles, California  90067
                 Facsimile:  (310) 201-4746
                 Attention: William J. Feis, Esq.

          If to the Purchaser, addressed to:

                 Blockbuster Inc.
                 1201 Elm Street
                 Dallas, Texas  75270
                 Facsimile:  (214) 854-3271
                 Attn:  General Counsel

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received.

          13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

        13.8 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party the subject matter or terms of this Agreement without the prior consent of the other parties hereto. No press release or other public announcement related to this

Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other parties, except that any party may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such party will consult with the other parties prior to making such disclosure).

          13.9 Severability. Subject to the provisions of Section 10.5.2, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

          13.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior consent of the other parties; provided, however, that upon notice to the Seller and without releasing the Purchaser from any of its obligations or liabilities hereunder, the Purchaser may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of the Purchaser.

          13.11 Parties in Interest. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Seller and the Purchaser and their respective successors and permitted assigns, and nothing herein expressed or implied shall be construed to give any other person any legal or equitable rights hereunder, except as expressly set forth herein.

          13.12 Bulk Transfer. Subject to the Purchaser Indemnified Parties' right of indemnification pursuant to Article 12, the Purchaser and the Seller hereby waive compliance with any state's Uniform Commercial Code - Bulk Transfer provisions ("Bulk Transfer Provisions"), which may be applicable to the transactions contemplated hereby.

          13.13 Additional Representations. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself or himself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's-length negotiations conducted by and among the parties and their counsel.

          13.14 No Waiver Relating to Claims for Fraud. The liability of any party under Article 12 shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section
12.1.3 (relating to limitations on the period of time during which a claim for indemnification may be brought), or 12.1.4 (relating to recourse against the Held Back Amount), shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 13.14 nor any reference to this Section
13.14 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

          13.15 Director and Officer Liability. The directors, officers and stockholders of (i) the Purchaser and its Affiliates and (ii) the Parent and the Seller (other than the Parent) shall not have any personal liability or obligation arising under this Agreement (including any claims that any party to this Agreement may assert) other than as an assignee of this Agreement.

          13.16 Expenses and Obligations. Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expense. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

          13.17 Waiver of Compliance. Any failure of the Purchaser on the one hand, or the Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.


                            [Signature Page Follows]

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

                                BLOCKBUSTER INC.


                                By:    /s/ Mark Gilman
                                       ________________________________
                                Name:  Mark Gilman
                                       ________________________________
                                Title: Executive Vice President
                                       ________________________________



                                VIDEOLAND, INC.


                                By:    /s/ Robert Y. Lee
                                       ________________________________
                                Name:  Robert Y. Lee
                                       ________________________________
                                Title: President
                                       ________________________________


                                VIDEO CITY, INC.


                                By:    /s/ Robert Y. Lee
                                       ________________________________
                                Name:  Robert Y. Lee
                                       ________________________________
                                Title: Chief Executive Officer
                                       ________________________________

                               INDEX OF SCHEDULES
                                       TO
                            ASSET PURCHASE AGREEMENT

Schedule I           -    Store Locations
Schedule 1.1.4       -    Lease or Rental Agreements for Personal Property
Schedule 1.2.5       -    Excluded Personal Property, Equipment, Furniture, Etc.
Schedule 1.2.9       -    Excluded Stores
Schedule 2.2         -    Assumed Contracts
Schedule 2.5         -    Purchase Price Allocation
Schedule 4.4         -    Exceptions to Liabilities
Schedule 4.6.2       -    Lease Agreements; Liens on Purchased Leasehold Premises
Schedule 4.6.3       -    Parties in Possession of Purchased Leasehold Premises
Schedule 4.6.9       -    Agreements Related to Construction in Progress
Schedule 4.7.1       -    Liens on Purchased Assets
Schedule 4.8         -    Receivables
Schedule 4.9         -    Licenses and Permits
Schedule 4.10.1      -    Purchased Proprietary Rights
Schedule 4.10.2      -    Exceptions to Purchased Proprietary Rights
Schedule 4.12        -    Documents and Information
Schedule 4.13        -    Litigation
Schedule 4.16        -    Acts or Events Since Last Balance Sheet
Schedule 4.18.6      -    Asbestos Located on Purchased Leasehold Premises
Schedule 4.18.9      -    Environmental Audits
Schedule 4.19        -    Labor and Employee Relations
Schedule 4.20.1      -    Store Employees
Schedule 4.20.2      -    Employee Benefit Plans
Schedule 4.20.3      -    Exceptions to Employee Benefit Plans


Exhibit A  -  Form of Legal Opinion of Seller's and the Parent's Counsel
Exhibit B  -  Form of Bill of Sale, Assignment and Assumption Agreement

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